Exhibit 99

Titan Announces Expiration and Final Results of Tender Offer
for its 8% Senior Unsecured Notes Due 2012

QUINCY, Ill. - June 11, 2010 - Titan International, Inc. (NYSE: TWI) today announced that the tender offer for its 8% Senior Unsecured Notes due 2012 (the “Senior Notes”) expired at 12:00 midnight, New York City time, on June 10, 2010 (the “Expiration Time”).  As of the Expiration Time, according to information provided by the tender agent, $47,352,000 principal amount of the Senior Notes, representing 24.4% of the principal amount outstanding, had been validly tendered and not validly withdrawn, of which $46,352,000 aggregate principal amount, representing approximately 23.9% of the principal amount outstanding had been validly tendered on or before 5:00 p.m., New York City time, on May 26, 2010 (the “Early Tender Time”).  All Senior Notes validly tendered and not validly withdrawn have been accepted for payment.

In connection with Titan’s previously announced early settlement election, Titan paid $1,050 per $1,000 principal amount of Senior Notes (the “Total Consideration”) to holders of the Senior Notes, who tendered their Senior Notes prior to the Early Tender Time, on June 7, 2010.  The Total Consideration included an early tender premium of $50 per $1,000 principal amount of Senior Notes.  Holders of these Senior Notes also received accrued and unpaid interest up to but not including the settlement date of June 7, 2010.

Holders of the Senior Notes who validly tendered their Senior Notes after the Early Tender Time, but on or prior to the Expiration Time, and did not validly withdraw such Senior Notes and which Senior Notes have been accepted for purchase, will receive the tender offer consideration of $1,000 per $1,000 principal amount of Senior Notes (the “Tender Offer Consideration”).  There was $1,000,000 principal amount of Senior Notes tendered after the Early Tender Time, but on or prior to the Expiration Time.  Holders of the Senior Notes tendered after the Early Tender Time will not receive the early tender premium.   On June 14, 2010, Titan shall pay the Tender Offer Consideration and accrued and unpaid interest up to but not including the settlement date of June 14, 2010, to the holders of the Senior Notes, who tendered their Senior Notes after the Early Tender Time but on or prior to the Expiration Time.

The sole dealer manager for the tender offer was Goldman, Sachs & Co and Global Bondholder Services Corporation was the information agent for the tender offer.  The tender offer was made solely by means of the offer to purchase, the related letter of transmittal and the press release, dated May 27, 2010.  Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the Senior Notes or any other securities of the company.

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Contact: Courtney Leeser
Communications Coordinator
(217) 221-4489